                                                                    EXHIBIT 99.2

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of broadcast.com inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of broadcast.com inc. and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    As described in Notes 4 and 11, on March 15, 1999, broadcast.com inc. merged with Net Roadshow, Inc. in a transaction accounted for as a pooling of interests. The accompanying supplementary consolidated financial statements give retroactive effect to the merger of broadcast.com inc. with Net Roadshow, Inc.

    In our opinion, based upon our audits, the accompanying supplementary consolidated balance sheets and the related supplementary consolidated statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of broadcast.com inc. and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Dallas, Texas
January 27, 1999,
except as to the pooling of interests with Net Roadshow, Inc. and Note 3 which are as of March 15, 1999 and Note 11 which is as of April 1, 1999

                               BROADCAST.COM INC.

                          SUPPLEMENTARY BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1998        1997
                                                                                            ----------  ----------
ASSETS
Current assets:
  Cash and cash equivalents...............................................................  $   49,828  $   21,350
  Accounts receivable, net of allowance of $239 and $76, respectively.....................       4,447       2,007
  Prepaid expenses........................................................................         429       1,995
                                                                                            ----------  ----------
    Total current assets..................................................................      54,704      25,352
Property and equipment, net...............................................................       6,786       4,075
Intangible assets, net....................................................................         850         127
Other.....................................................................................         253         131
                                                                                            ----------  ----------
    Total assets..........................................................................  $   62,593  $   29,685
                                                                                            ----------  ----------
                                                                                            ----------  ----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................................................  $    1,033  $      947
  Accrued liabilities.....................................................................       1,954         664
  Deferred revenue........................................................................       1,135         355
  Capital lease obligations, current portion..............................................          --         382
                                                                                            ----------  ----------
    Total current liabilities.............................................................       4,122       2,348

Capital lease obligations, less current portion...........................................          --         372
Note payable to shareholder...............................................................          60          60

Commitments and contingencies (NOTE 6)
Stockholders' equity:
  Preferred stock, 5,000,000 shares authorized, par $.01, none issued and outstanding.....          --          --
  Common stock, 60,000,000 shares authorized, par $.0l, 35,953,906 and 28,795,650 shares
    issued and outstanding, respectively..................................................         252         180
  Additional paid-in capital..............................................................      84,379      36,746
  Common stock subscribed.................................................................          --          45
  Deferred compensation...................................................................        (156)         --
  Accumulated deficit.....................................................................     (26,064)    (10,066)
                                                                                            ----------  ----------
    Total stockholders' equity............................................................      58,411      26,905
                                                                                            ----------  ----------
    Total liabilities and stockholders' equity............................................  $   62,593  $   29,685
                                                                                            ----------  ----------
                                                                                            ----------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                               BROADCAST.COM INC.

                     SUPPLEMENTARY STATEMENTS OF OPERATIONS
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                  --------------------------------
                                                                                     1998       1997       1996
                                                                                  ----------  ---------  ---------
Revenues:
  Business services.............................................................  $   15,851  $   5,368  $     958
  Advertising...................................................................       8,419      3,811      1,091
                                                                                  ----------  ---------  ---------
    Total revenues..............................................................      24,270      9,179      2,049

Operating expenses:
  Productions costs.............................................................       4,664      3,005      1,301
  Operating and development.....................................................      15,211      5,510      1,621
  Sales and marketing...........................................................      11,920      4,208        768
  General and administration....................................................       4,752      1,934        841
  Depreciation and amortization.................................................       3,374      1,419        562
  Merger costs..................................................................       1,534         --         --
                                                                                  ----------  ---------  ---------
    Total operating expenses....................................................      41,455     16,076      5,093
                                                                                  ----------  ---------  ---------
    Net operating loss..........................................................     (17,185)    (6,897)    (3,044)
Interest and other income.......................................................       1,925        213         76
Interest expense................................................................        (200)       (74)        (4)
                                                                                  ----------  ---------  ---------
    Loss before income taxes provision..........................................  $  (15,460) $  (6,758) $  (2,972)
Provision for income taxes......................................................          --  $      43  $      25
                                                                                  ----------  ---------  ---------
    Net loss....................................................................  $  (15,460) $  (6,801) $  (2,997)
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------
Basic and diluted net loss per share............................................  $    (0.47) $   (0.28) $   (0.15)
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------
Shares used in the net loss per share calculations..............................      32,811     24,196     19,754
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                               BROADCAST.COM INC.

           SUPPLEMENTARY STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                                                                                          TOTAL
                                         COMMON STOCK       ADDITIONAL                                                 STOCKHOLDERS'
                                    ----------------------    PAID-IN    COMMON STOCK      DEFERRED      ACCUMULATED      EQUITY
                                     SHARES      AMOUNTS      CAPITAL     SUBSCRIBED     COMPENSATION      DEFICIT      (DEFICIT)
                                    ---------  -----------  -----------  -------------  ---------------  ------------  ------------
Balance at December 31, 1995......     12,060   $      13    $      40     $      --       $      --      $     (268)   $     (215)
Issuance of Common Stock..........     11,005         110       10,703            --              --              --        10,813
Net loss..........................         --          --           --            --              --          (2,997)       (2,997)
                                    ---------       -----   -----------          ---           -----     ------------  ------------
Balance at December 31, 1996......     23,065         123       10,743            --              --          (3,265)        7,601
Issuance of Common Stock..........      5,731          57       25,283            --              --              --        25,340
Common Stock subscribed...........         --          --           --            45              --              --            45
Issuance of warrants..............         --          --          720            --              --              --           720
Net loss..........................         --          --           --            --              --          (6,801)       (6,801)
                                    ---------       -----   -----------          ---           -----     ------------  ------------
Balance at December 31, 1997......     28,796         180       36,746            45              --         (10,066)       26,905
Issuance of Common Stock..........      1,692          17        3,866           (45)             --              --         3,838
Exercise of stock option and
  warrants........................         91           1          322            --              --              --           323
Issuance of compensator stock
  agreements......................         --          --          257            --            (156)             --           101
Issuance of stock in public
  offering net....................      5,375          54       43,188            --              --              --        43,242
Distribution to Stockholders......         --          --           --            --              --            (538)         (538)
Net loss..........................         --          --           --            --              --         (15,460)      (15,460)
                                    ---------       -----   -----------          ---           -----     ------------  ------------
Balance at December 31, 1998......     35,954   $     252    $  84,379     $      --       $    (156)     $  (26,064)   $   58,411
                                    ---------       -----   -----------          ---           -----     ------------  ------------
                                    ---------       -----   -----------          ---           -----     ------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                               BROADCAST.COM INC.

                     SUPPLEMENTARY STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                 ---------------------------------
                                                                                    1998        1997       1996
                                                                                 ----------  ----------  ---------
Cash flows from operating activities:
  Net loss.....................................................................  $  (15,460) $   (6,801) $  (2,997)

  Adjustments to reconcile net loss to net cash from operating activities:
    Depreciation...............................................................       3,288       1,350        506
    Amortization...............................................................          86          69         56
    Recognition of deferred compensation expense...............................         101          45         --
    Provision for doubtful accounts............................................         482          86         84
    Changes in operating assets and liabilities................................
      Accounts receivable......................................................      (2,922)     (1,686)      (491)
      Prepaid expenses.........................................................       1,566        (227)    (1,695)
      Other assets.............................................................        (122)       (112)        (8)
      Accounts payable.........................................................          86         816       (175)
      Accrued liabilities......................................................       1,290         175        491
      Deferred revenue.........................................................         781         297         57
                                                                                 ----------  ----------  ---------
      Net cash used in operating activities....................................     (10,824)     (5,988)    (4,172)
                                                                                 ----------  ----------  ---------
Cash flows from investing activities:
  Purchases of business and other intangible assets............................        (875)         --         --
  Purchases of property and equipment..........................................      (5,241)     (3,197)    (1,415)
                                                                                 ----------  ----------  ---------
      Net cash used in investing activities....................................      (6,116)     (3,197)    (1,415)
                                                                                 ----------  ----------  ---------
Cash flows from financing activities:
  Proceeds from common stock issuances.........................................      47,080      25,340     10,049
  Proceeds from exercise of warrants and options...............................         323         720         --
  Proceeds from notes payable..................................................         750          --         --
  Payment on notes payable.....................................................        (750)         --         --
  Payments on capital lease obligations........................................      (1,447)       (161)        --
  Payments on stockholder loan.................................................          --          (7)       (25)
  Proceeds from stockholder loan...............................................          --          60          4
  Distribution to shareholders.................................................        (538)         --         --
  Purchase of treasury stock...................................................          --          --       (160)
  Proceeds from sale of treasury stock.........................................          --          --        160
                                                                                 ----------  ----------  ---------
      Net cash provided by financing activities................................      45,418      25,952     10,028
                                                                                 ----------  ----------  ---------
Net increase in cash and cash equivalents......................................      28,478      16,767      4,441
Cash and cash equivalents at beginning of period...............................      21,350       4,583        142
                                                                                 ----------  ----------  ---------
Cash and cash equivalents at end of period.....................................  $   49,828  $   21,350  $   4,583
                                                                                 ----------  ----------  ---------
                                                                                 ----------  ----------  ---------

               (See disclosure of noncash transactions in Note 2)
  The accompanying notes are an integral part of these consolidated financial statements.

                               BROADCAST.COM INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  NATURE OF BUSINESS

    Cameron Audio Networks, Inc. ("Cameron") was incorporated and filed its Articles of Incorporation (the "Articles") with the Secretary of State of Texas on May 19, 1995. On May 15, 1996, Cameron purchased the rights to the name AudioNet and subsequently filed a Certificate of Incorporation to form AudioNet, Inc. ("AudioNet"), a new entity, in the state of Delaware, on September 19, 1996. On November 1, 1996, Cameron and AudioNet filed a Certificate of Merger, effectively a stock-for-stock merger, whereby Cameron merged with and into AudioNet, with AudioNet continuing as the surviving entity. Each share of Common Stock of Cameron was converted to one share of Common Stock of AudioNet, and Cameron ceased to exist at the date of such merger. Effective as of the date of the merger, the Common Stock of the Company was changed from no par value to par value of $0.01. The financial statements have been retroactively restated to reflect this reincorporation, except for the original issuance of founders' shares. Effective May 1998, the Company changed its name to broadcast.com inc. ("broadcast.com" or the "Company").

    In March 1999, a newly formed subsidiary of the Company merged with Net Roadshow, Inc., a provider of Internet initial public offerings and other financial roadshow services. All financial results include the Merger, which was accounted for as a pooling of interests (see Note 4).

    In November 1998, a newly formed subsidiary of the Company merged with Simple Network Communications, Inc. ("SimpleNet"), a provider of inexpensive web-site hosting services to consumers and small businesses. All financial results include the Merger, which was accounted for as a pooling of interests (see Note 4).

    The Company aggregates content and is a broadcaster of streaming media programming on the Web with the network infrastructure and expertise to deliver or "stream" live and on-demand audio and video content on the Internet. The Company offers a comprehensive selection of live and on-demand audio and video programming on the Internet, including sports, talk and music radio, television, business events, full-length music CDs, news, commentary and full-length audio-books. The Company broadcasts on the Internet 24 hours a day seven days a week, and its programming includes radio stations, television stations and cable networks and game broadcasts and other programming for college and professional sports teams. The Company licenses such programming from content providers, in most cases under exclusive, multi-year agreements. The Company's Business Services Group also provides Internet and intranet broadcasting services to businesses and other organizations. These business services include turnkey production of press conferences, earnings conference calls, stockholder meetings, product introductions, training sessions, distance learning telecourses and media events.

2.  SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated in the consolidation.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                               BROADCAST.COM INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUES

    The Company generates revenues through business services and advertising. Services paid for in advance are recorded as deferred revenue.

    BUSINESS SERVICES. In 1998, 1997 and 1996, the Company derived 65%, 58% and 47%, respectively, of revenues from business services. Included in business services revenues are fees for broadcasting live and on-demand events as well as hosting services. Also included are the cash payments the Company receives from radio and television stations in exchange for the Company broadcasting their programming over the Internet. Business services revenues are recognized in the month in which the service is performed, provided that no significant Company obligations remain and collection of the resulting receivable is probable.

    ADVERTISING. In 1998, 1997 and 1996, the Company derived 35%, 42% and 53%, respectively, of its revenues from the sale of advertisements. Included in advertising revenues are fees for Web advertising and also the sale of ad spots received from radio and television stations in exchange for the Company broadcasting their programming over the Internet. Bartered Web advertising revenues are derived from transactions in which the Company trades advertising on its Web sites in exchange for advertisements on the Web sites of other companies. Bartered Web advertising revenues are recognized at the fair market value of consideration received or provided, whichever is lower. If a barter agreement extends over the end of any accounting period, an asset and a liability are each recorded related to the fair value of the prepaid advertising expense and for advertisement obligations remaining at such period end. Because historically all bartered Web advertising agreements have been for periods not exceeding 30 days, all bartered Web advertising revenues are offset by an equal amount of bartered Web advertising expense in production costs. Bartered Web advertising revenues, which were $1.2 million in 1998, $1.0 million in 1997 and $638,000 in 1996, represented 14%, 27% and 59% of advertising revenues, or 5%, 11% and 31% of total revenues in 1998, 1997 and 1996, respectively. The corresponding expenses recorded for bartered Web advertising were $1.2 million, $1.0 million and $638,000 in 1998, 1997 and 1996, respectively. Advertising revenues are recognized in the period in which the advertisement is displayed on one of the Company's Web pages, except for sponsorship sales, which are recognized ratably over the term of the sponsorship, provided that no significant Company obligations remain and collection of the resulting receivable is probable. The duration of the Company's advertising commitments has generally ranged from one week to one year.

    In 1998 and 1997, no customer accounted for more than 10% of revenues. In 1996, two customers of the Company each accounted for 10% of revenues, one of which is currently a stockholder.

PRODUCTION COSTS

    Production costs consist primarily of event production costs, bartered Web advertising expenses, expenses from the sale of prepaid advertising credits, direct personnel expenses associated with event production and performance license fees.

                               BROADCAST.COM INC.

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
OPERATING AND DEVELOPMENT EXPENSES

    Operating and development expenses consist primarily of data communications expenses, personnel expenses associated with broadcasting, software and content license fees, operating supplies and overhead.

SALES AND MARKETING EXPENSES

    Sales and marketing expenses consist primarily of personnel expenses associated with the sale of the Company's business services and advertising, marketing of the Company's Web sites, related travel expenses and overhead.

GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses consist primarily of administrative personnel expenses, professional fees, expenditures for applicable facilities costs and overhead.

NET LOSS PER SHARE

    Basic net loss per share has been computed in accordance with Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE, ("FAS 128") using the weighted average number of common shares outstanding. The provisions and disclosure requirements for FAS 128 were required to be adopted for interim and annual periods ending after December 15, 1997, with restatement of EPS for all prior periods.

    Diluted net loss per share gives effect to all dilutive potential common shares that were outstanding during the period. The Company had a net loss for all periods presented herein; therefore, none of the options and warrants outstanding during each of the periods presented, as discussed in Note 8, were included in the computations of diluted earnings per share because they were antidilutive. See Note 8 for a list of options and warrants outstanding at December 31, 1998, 1997 and 1996 that were excluded from the diluted EPS computation because they were antidilutive.

CASH EQUIVALENTS

    The Company considers investments with original maturity dates of 90 days or less to be cash equivalents. The carrying values of these investments are approximately equal to their fair market values at the end of the year.

ADVERTISING EXPENSES

    Advertising expenses are either charged to operations when incurred or purchased in advance and capitalized for future use or sale and expensed as the advertising credits are used or sold. The cost of advertising used by the Company is charged to operations while the cost of advertising sold to customers is included in production costs.

PREPAID EXPENSES

    In December 1997, the Company entered into an agreement with Yahoo! Inc. ("Yahoo!"), an existing stockholder, to integrate their services and conduct certain joint marketing activities. Amounts paid under this agreement for prepaid advertising credits are capitalized and expensed as the advertising credits are

                               BROADCAST.COM INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) utilized. Amounts paid under this agreement for the use, reproduction and display of the broadcast.com brand, page views received from Yahoo! for banner advertising, sponsorships and promotions for the Company are capitalized and expensed ratably over the term of the agreement, which terminated on January 31, 1999.

    In conjunction with a stock transaction with Premiere Radio Networks, Inc. ("Premiere"), the Company entered into an agreement in November 1996 to pay Premiere $2,000,000 in exchange for an equal value of advertising credits. The Company is required to utilize a minimum of $250,000 in each twelve-month period over a maximum of four years. The asset has been and will continue to be expensed in the period the advertising credits are utilized (see Advertising expenses). In 1998, 1997 and 1996, the Company utilized approximately $935,000, $780,000 and $285,000, respectively, in advertising credits.

    Prepaid advertising credits that will be utilized within the next twelve months are classified as current assets.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost and is depreciated over its estimated useful life, ranging from one to five years. The Company provides for depreciation of assets using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. Prior to 1996, capitalized software costs were being amortized over three years. However, in 1996, the Company changed the estimated life of all capitalized software costs to one year. The effect of this change was to increase the net loss during 1996 by approximately $240,000, or $0.01 per share. Leasehold improvements are amortized over the life of the lease using the straight-line method. Expenditures for maintenance and repairs are charged to operations in the period they are incurred.

    Long-lived assets held and used by the Company, or to be disposed of, are reviewed for impairment whenever events or changes in circumstances indicate that the net book value of the asset may not be recoverable. An impairment loss is recognized if the sum of the expected future cash flows (undiscounted and before interest) from the use of the asset is less than the net book value of the asset. The amount of the impairment loss will generally be measured as the difference between net book value of the assets and the estimated fair value of the related assets. Based on its most recent analysis, the Company believes that no impairment of long-lived assets existed at December 31, 1998.

INTANGIBLE ASSETS

    Intangible assets consist of certain transmission and digital programming distribution rights acquired under license agreements that are accounted for as a purchase of rights by the Company, as well as the excess of costs over net assets acquired and certain non-compete agreements related to the Merger. Assets and related liabilities associated with license agreements are reported at cost when the license period begins and the program material is available for distribution. Intangible assets are reported at the lower of unamortized cost or estimated net realizable value based on management's expectation of the assets' usefulness and are amortized on a straight-line basis over the asset's estimated useful life.

    In January 1996, the Company entered into an agreement to purchase a license from Universal Sports in exchange for 780,120 shares of Common Stock. The license provides the Company with the right to broadcast several college and university sports programs over the Internet. The license is stated at an historical cost of $195,000, less accumulated amortization of approximately $117,000 and $78,000 at

                               BROADCAST.COM INC.

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
December 31, 1998 and 1997, respectively, and is being amortized on a straight-line basis over a five-year period.

FINANCIAL INSTRUMENTS

    As of December 31, 1998 and 1997, the fair values of the Company's accounts receivable and accounts payable and accrued liabilities approximate the related carrying values.

ACCRUED LIABILITIES

    At December 31, 1998, accrued liabilities included approximately $429,000 in software license fees, approximately $412,000 in content license fees and approximately $300,000 in sales commissions payable.

    At December 31, 1997, accrued liabilities included approximately $368,000 in software license fees.

INCOME TAXES

    The Company presents income taxes pursuant to Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("FAS 109"). FAS 109 uses an asset and liability approach to account for income taxes, wherein deferred taxes are provided for book and tax basis differences for assets and liabilities. In the event differences between the financial reporting basis and the tax basis of the Company's assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such assets is required. A valuation allowance is provided for a portion or all of the deferred tax assets when there is sufficient uncertainty regarding the Company's ability to recognize the benefits of the assets in future years.

ACCOUNTING FOR STOCK-BASED COMPENSATION

    Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("FAS 123"), encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Accordingly, compensation cost for stock options issued to employees is measured as the excess, if any, of the fair market value of the Company's Common Stock at the date of grant over the amount the employee must pay to acquire the stock. Pro forma disclosure of net loss based on the provisions of FAS 123 is discussed in Note 8.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("FAS 133"), was issued and is effective for fiscal years beginning after June 15, 1999. FAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company believes that adoption of the standard will not have a material impact on the Company's consolidated results of operations or financial position.

    In April 1998, Statement of Position 98-5, REPORTING ON THE COSTS OF START-UP ACTIVITIES ("SOP 98-5"), was issued and is effective for fiscal years beginning after December 15, 1998. SOP 98-5 provides guidance

                               BROADCAST.COM INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) on the financial reporting of start-up and organization costs and requires that these costs be expensed as incurred. The Company believes that the adoption of this standard will not have a material impact on the Company's consolidated results of operations or financial position.

    In March 1998, Statement of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE ("SOP 98-1"), was issued and is effective for fiscal years beginning after December 15, 1998. SOP 98-1 provides guidelines for companies to capitalize or expense costs incurred to develop or obtain internal use software. The Company believes that the adoption of this standard will not have a material impact on the Company's consolidated results of operations or financial position.

    In June 1997, Statement of Financial Accounting Standards No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION ("FAS 131"), was issued and was adopted by the Company in the first quarter of fiscal 1998. This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. As the Company operates and management monitors the results in only one operating segment, there are no additional disclosure requirements involved with the Company's adoption of this Statement.

    In June 1997, Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME ("FAS 130"), was issued and was adopted by the Company in the first quarter of fiscal 1998. This Statement establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses). Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Such items may include foreign currency translation adjustments, unrealized gains/losses from investing and hedging activities, and other transactions. As the Company has no components of other comprehensive income for the years ended December 31, 1998, 1997 and 1996, there are no disclosure requirements currently required in the Company's financial statements as a result of the adoption of this statement.

RECLASSIFICATIONS

    Certain reclassifications have been made for consistent presentation.

3.  STOCK SPLITS

    A two-for-one split of the Company's Common Stock was effected in the form of a stock dividend in February 1999. All references in the financial statements to shares, share prices, per share amounts and stock plans have been adjusted retroactively for the two-for-one stock split.

    A sixty-for-one split of the Company's Common Stock was effected in the form of a stock dividend in April 1997. All references in the financial statements to shares, share prices, per share amounts and stock plans have been adjusted retroactively for the sixty-for-one stock split.

4.  BUSINESS COMBINATIONS

    In March 1999, a newly formed subsidiary of the Company merged with Net Roadshow, Inc., a provider of Internet initial public offerings and other financial roadshow services, by exchanging 929,094 shares of its Common Stock for all of the common stock of Net Roadshow. Stockholders of Net Roadshow

                               BROADCAST.COM INC.

4.  BUSINESS COMBINATIONS (CONTINUED)
received 92.218 shares of the Company's Common Stock for each share of Net Roadshow common stock in the merger, which has been accounted for as a pooling of interests. All data presented in the accompanying financial statements has been restated to reflect the merger. There were no material transactions between the Company and Net Roadshow prior to the combination, and immaterial adjustments were recorded to conform Net Roadshow's accounting policies to those of the Company (see Note 11).

    In November 1998, a wholly owned subsidiary of the Company merged with SimpleNet by exchanging 821,618 shares of the Company's Common Stock for all of the common stock of SimpleNet. Stockholders of SimpleNet received 398.457 shares of the Company's Common Stock for each share of SimpleNet common stock in the merger, which has been accounted for as a pooling of interests. All data presented in the accompanying financial statements has been restated to reflect the merger. There were no material transactions between the Company and SimpleNet prior to the combination, and immaterial adjustments were recorded to conform SimpleNet's accounting policies to those of the Company. Merger related costs of $1,534,000 related primarily to legal and accounting fees, underwriting commissions and certain other expenses related directly to the Merger were recorded as a result of the transaction.

    The following information presents certain statement of operations data of the separate companies (in thousands):

                                                                   YEAR ENDED DECEMBER 31,
                                                               --------------------------------
                                                                  1998       1997       1996
                                                               ----------  ---------  ---------
Revenues
    Broadcast.com............................................  $   17,654  $   6,856  $   1,756
    SimpleNet................................................       4,718      2,293        293
    Net Roadshow.............................................       1,898         30         --
                                                               ----------  ---------  ---------
        Combined.............................................  $   24,270  $   9,179  $   2,049
                                                               ----------  ---------  ---------
                                                               ----------  ---------  ---------
Net income (loss)
    Broadcast.com............................................  $  (14,290) $  (6,474) $  (2,989)
    SimpleNet................................................      (2,154)      (194)        (8)
    Net Roadshow                                                      984       (133)        --
                                                               ----------  ---------  ---------
        Combined.............................................  $  (15,460) $  (6,801) $  (2,997)
                                                               ----------  ---------  ---------
                                                               ----------  ---------  ---------

    On April 1, 1998, the Company purchased certain Web site design and development assets from CreateTech, Inc. ("CreateTech assets") for an aggregate purchase price of $400,000. The acquisition was accounted for as a purchase, whereby the excess purchase price over the net assets acquired has been recorded based upon the fair market values of assets acquired and liabilities assumed. The approximate fair value of property and equipment acquired at the date of acquisition was $65,000. The excess purchase price over the net assets acquired is being amortized on a straight-line basis over a ten-year period. Accumulated amortization totaled $25,000 at December 31, 1998. The Company's consolidated statements of operations include the results of the operations of the CreateTech assets since April 1, 1998. The operations of the CreateTech assets are not significant to the Company's operations.

                               BROADCAST.COM INC.

5.  PROPERTY AND EQUIPMENT

    Property and equipment consist of the following (in thousands):

                                                                     DECEMBER 31,
                                                                 --------------------
                                                                   1998       1997
                                                                 ---------  ---------
Computer hardware..............................................  $   8,453  $   4,342
Computer software..............................................        935        588
Furniture and equipment........................................        702        232
Leasehold improvements.........................................      1,660        792
                                                                 ---------  ---------
                                                                    11,750      5,954
Accumulated depreciation.......................................     (4,964)    (1,879)
                                                                 ---------  ---------
                                                                 $   6,786  $   4,075
                                                                 ---------  ---------
                                                                 ---------  ---------

    Computer software represents software purchased from outside vendors for internal use and is being amortized over one year. Assets under capital leases totaling $914,000 at December 31, 1997 were purchased by the Company in 1998.

6.  COMMITMENTS AND CONTINGENCIES

    A summary of future minimum lease payments under operating leases for buildings and equipment as of December 31, 1998 is as follows (in thousands):

FISCAL YEAR ENDING DECEMBER 31,
---------------------------------------------------------------------
1999.................................................................  $     996
2000.................................................................        634
2001.................................................................        396
2002.................................................................        318
2003 and thereafter..................................................        748
                                                                       ---------
    Total............................................................  $   3,092
                                                                       ---------
                                                                       ---------

    Rental expense of approximately $544,000, $262,000 and $28,000 was incurred during 1998, 1997 and 1996, respectively.

    In December 1997, the Company entered into an agreement with Yahoo! to integrate their services and conduct certain joint marketing activities. In December 1997, the Company paid Yahoo! $1,000,000, representing a prepaid advertising credit (see Note 2). The Company agreed to pay Yahoo! an additional $1,500,000 in 1998, pursuant to which Yahoo! agreed to promote broadcast.com programming on its Web site. The Company has paid all amounts due and the agreement terminated on January 31, 1999.

    In December 1997, the Company entered into a line of credit, which provides for borrowings of up to $2,500,000 for working capital needs and equipment purchases. The Company's right to make borrowings under the line of credit can be terminated by the lender upon the occurrence of a default by the Company, including an uncured failure to pay principal or interest due under the facility, certain breaches of the representations and warranties made by the Company in connection with the establishment of the line of credit, and certain insolvency events of the Company. The Company is obligated to pay monthly interest on

                               BROADCAST.COM INC.

6. COMMITMENTS AND CONTINGENCIES (CONTINUED) amounts outstanding under the line of credit, but no commitment fee is payable by the Company with respect to unaccessed funding capacity. The agreement expired in 1998.

    Pursuant to an agreement with Capitol Radio Network, Inc. ("Capitol"), the Company is obligated to purchase a minimum of $75,000 of advertising spots from Capitol each year during the term of the agreement which began in February 1997 and which expires on December 31, 2000.

    From time to time, the Company is subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of trademarks and other intellectual property rights. The Company is not currently aware of any legal proceedings or claims that the Company believes will have, individually or in the aggregate, a material adverse effect on the Company's financial position, results of operations or cash flows.

7.  INCOME TAXES

    The components of income tax expense for the years ended December 31, 1998, 1997, and 1996 are (in thousands):

                                                               1998        1997        1996
                                                             ---------    -----        -----
Current:
    Federal................................................         --   $      34   $      18
    State..................................................         --           9           7
                                                             ---------         ---         ---
                                                                    --          43          25
Deferred:
    Federal................................................         --          --          --
    State..................................................         --          --          --
                                                             ---------         ---         ---
Provision for income taxes.................................         --   $      43   $      25
                                                             ---------         ---         ---
                                                             ---------         ---         ---

    Deferred taxes are provided for those items reported in different periods for income tax and financial reporting purposes. The net deferred tax asset has been fully reserved because of uncertainty regarding the Company's ability to recognize the benefit of the asset in future years. Included in the deferred tax asset and valuation allowance is approximately $172,000 resulting from the exercise of stock warrants which will

                               BROADCAST.COM INC.

7.  INCOME TAXES (CONTINUED)
be credited to additional paid-in-capital when realized. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets are presented below (in thousands):

                                                                              DECEMBER 31,
                                                                          ---------------------
                                                                             1998       1997
                                                                          ----------  ---------
Deferred tax assets:
    Net operating loss carryforwards....................................  $   10,451  $   3,797
    Intangible amortization.............................................          59         35
    Depreciation........................................................         438        124
    Deferred revenue....................................................         161        101
    Other...............................................................          46         12
                                                                          ----------  ---------
    Gross deferred tax assets...........................................      11,155      4,069

Deferred tax liabilities:
    Accrual to cash adjustment..........................................         576        368
    Capital leases......................................................         320          1
                                                                          ----------  ---------
Net deferred tax assets.................................................      10,259      3,700
Valuation allowance.....................................................     (10,259)    (3,700)
                                                                          ----------  ---------
Deferred tax balance....................................................  $       --  $      --
                                                                          ----------  ---------
                                                                          ----------  ---------

    The provision for income taxes is different than the amount computed using the applicable statutory federal income tax rate with the difference for each year summarized below:

                                                                               1998       1997       1996
                                                                             ---------  ---------  ---------
Federal tax benefit at statutory rate......................................        (34)%       (34)%       (34)%
State taxes, net of federal benefit........................................         (3)%        (4)%        (4)%
Adjustment due to increase in valuation allowance..........................         37%        39%        39%
                                                                                   ---        ---        ---
Provision for income taxes.................................................         --%         1%         1%

    As of December 31, 1998, the Company has available net operating loss carryforwards totaling approximately $28,270,000 which expire beginning in 2011. Utilization of net operating loss carryforwards may be limited by ownership changes which may have occurred or could occur in the future and by the separate return limitation year ("SRLY") rules.

    Net Roadshow was taxed as an S corporation for all periods presented, therefore all income taxes were paid by the stockholders individually. Accordingly, no provision or liability has been made in the financial statements for Net Roadshow; however, an amount sufficient to cover the stockholders' tax liabilities on the Company's taxable income was paid out in the form of distributions to stockholders. The pro-forma adjustments for a provision for income taxes would have been $0 for all periods presented.

8.  STOCK PLANS

    The Company's 1998 Stock Option Plan for employees and consultants was approved by the Board of Directors in August 1997 and approved by the stockholders of the Company in June 1998, and, as

                               BROADCAST.COM INC.

8.  STOCK PLANS (CONTINUED)
amended, authorizes the grant of up to 5,600,000 shares of the Company's Common Stock in the form of incentive stock options ("ISOs") and nonqualified stock options ("NSOs"). The plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). Options typically expire 10 years from the date of grant, and become exercisable in installments of 20% per year commencing one year from the date of grant, or over such other vesting period determined by the Committee. Compensation expense is recorded and amortized over the options' vesting period for options granted to consultants. The amount of compensation expense is calculated based on the fair value of the options determined using the Black-Scholes Option Pricing Model. Shares issued for such options come from the Company's authorized but unissued or reacquired Common Stock.

    The Company's 1996 Stock Option Plan for employees and consultants was approved by the Board of Directors and stockholders of the Company in April 1996 and authorizes the grant of up to 2,880,000 shares of the Company's Common Stock in the form of ISOs and NSOs. The plan is administered by the Committee. Options typically expire 10 years from the date of grant, and under Committee policy become exercisable in installments of 20% per year commencing one year from the date of grant, or over such other vesting period determined by the Committee. Shares issued for such options come from the Company's authorized but unissued or reacquired Common Stock. Effective August 19, 1997, the Company discontinued the 1996 Stock Option Plan.

    The Company's 1996 Stock Option Plan for Non-Employee Directors, which was approved by the Board of Directors and the stockholders in April 1996, authorizes the grant of up to 300,000 shares of the Company's Common Stock in the form of ISOs and NSOs. The plan is administered by the Committee. Options typically expire 10 years from the date of grant, and under Committee policy become exercisable in installments of 50% per year commencing one year from the date of grant, or over such other vesting period determined by the Committee. Shares issued for such options come from the Company's authorized but unissued or reacquired Common Stock. During 1998, the Company granted to non-employee directors options to purchase 30,000 shares of Common Stock at an exercise price of $4.95 per share and options to purchase 34,800 shares of Common Stock at an exercise price of $9.00 per share. During 1996, the Company granted to a non-employee director an option to purchase 30,000 shares of Common Stock at an exercise price of $0.54 per share. At December 31, 1998 and December 31, 1997, 79,800 and 30,000, respectively, of these options were outstanding.

    If compensation cost for the Company's stock option plans had been determined based on the fair value at the grant date for awards issued in 1998, 1997 and 1996 consistent with the provisions of FAS 123, then the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                                            1998       1997       1996
                                                                         ----------  ---------  ---------
Net loss--as reported (in thousands)...................................  $  (15,460) $  (6,801) $  (2,997)
Net loss--pro forma (in thousands).....................................     (17,335)    (7,004)    (3,034)
Basic and diluted net loss per share--as Reported......................       (0.47)     (0.28)     (0.15)
Basic and diluted net loss per share--pro forma........................       (0.53)     (0.29)     (0.15)

    The weighted average fair value at date of grant for options granted during 1998, 1997 and 1996 was $20.82, $1.08 and $0.43 per option, respectively. The fair value of each option grant was estimated on the

                               BROADCAST.COM INC.

8.  STOCK PLANS (CONTINUED)
date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used:

                                                                     1998        1997        1996
                                                                  ----------  ----------  ----------
Dividend yield..................................................          --          --          --
Expected volatility.............................................        80.2%         --          --
Risk-free rate of return........................................         4.9%        5.9%        6.2%
Expected life...................................................   3.0 years   3.0 years   3.0 years
Expected forfeiture rate........................................        15.0%       15.0%         --

    The following table summarizes activity under the Company's stock option plans during the years ended December 31, 1998 1997 and 1996:

                                                                                            WEIGHTED
                                                                                             AVERAGE
                                                                             EXERCISE       EXERCISE
                                                                OPTIONS        PRICE          PRICE
                                                               ----------  -------------  -------------
Outstanding at December 31, 1995.............................          --
    Granted..................................................   1,416,614  $  0.54- 9.00    $    1.57
                                                               ----------
Outstanding at December 31, 1996.............................   1,416,614     0.54- 9.00         1.57
    Granted..................................................   2,554,132     3.40- 8.05         3.41
    Forfeited................................................    (174,080)    1.35- 3.40         3.14
                                                               ----------
Outstanding at December 31, 1997.............................   3,796,666     0.54- 9.00         2.74
    Granted..................................................   4,084,568     4.71-38.13        19.44
    Exercised................................................     (59,364)    1.35- 4.95         3.65
    Forfeited................................................    (312,754)    0.54-25.75         3.88
                                                               ----------
Outstanding at December 31, 1998.............................   7,509,116     0.54-38.13        11.77
                                                               ----------
                                                               ----------
Options exercisable at December 31, 1998.....................   1,304,606  $  0.54-27.88    $    3.14

                               BROADCAST.COM INC.

8.  STOCK PLANS (CONTINUED)
    The following table summarizes information about stock options outstanding as of December 31, 1998:

                              WEIGHTED AVERAGE
                   NUMBER        REMAINING        NUMBER
EXERCISE PRICES  OUTSTANDING  CONTRACTUAL LIFE  EXERCISABLE
---------------  -----------  ----------------  -----------
   $    0.54         15,000      7.4 years          15,000
        1.35      1,280,800      7.4 years         505,360
        1.67         12,000      7.9 years           4,800
        3.40      2,184,880      8.5 years         542,394
        4.03          6,240      8.0 years           1,248
        4.71        858,122      9.3 years          73,722
        4.95        463,000      9.4 years         103,000
        8.05          6,240      8.0 years           1,248
        9.00        176,134      9.1 years          47,834
       20.22         65,000      9.7 years               0
       20.97         55,000      9.8 years               0
       25.75        107,500      9.8 years               0
       27.88      1,981,200      9.9 years          10,000
       38.13         32,000      10.0 years              0
       38.82        266,000      10.0 years              0

    In addition to the option activity described above, in September 1996, the Company issued a warrant to purchase 31,920 shares of Common Stock at an exercise price of $3.40 per share, which was subsequently exercised in July 1998. In February and December 1997, the Company issued 294,240 and 318,472 warrants, respectively, for the purchase of Common Stock to two participants in private placement offerings at exercise prices of $3.40 and $4.71, respectively (see Note 9).

    During May 1998, the Company's Board of Directors adopted the 1998 Employee Stock Purchase Plan (the Plan). Under the Plan, eligible employees may purchase shares of the Company's Common Stock at a discount through voluntary monthly payroll deductions with a maximum contribution being 10% of an eligible employee's salary, beginning in August 1998. Semi-annually, on February 15 and August 15, participant account balances are used to purchase shares at the lesser of 85 percent of the fair market value of the Common Stock on either the first or last day of the subscription period.

    The Company sponsors a defined contribution plan covering substantially all employees; the plan is qualified under Section 401(k) of the Internal Revenue Code. Under the provisions of the plan, eligible participating employees may elect to contribute up to the maximum amount of tax deferred contribution allowed by the Internal Revenue Code. The Company did not make matching contributions to the plan in 1998, 1997 or 1996.

9.  STOCKHOLDERS' EQUITY

    The Company completed an initial public offering in July 1998. The Company's Registration Statement on Form S-1 with respect to the initial public offering was declared effective on July 16, 1998, and the Company's stock began trading on the Nasdaq National Market under the symbol BCST on July 17, 1998. The Company sold 5,375,000 shares of Common Stock at a per share price of $9.00. Net proceeds to the

                               BROADCAST.COM INC.

9.  STOCKHOLDERS' EQUITY (CONTINUED)
Company, after deduction of the underwriting discount and related expenses, were approximately $43.2 million. A selling shareholder also sold 375,000 shares at a per share price of $9.00. Net proceeds to the shareholder after deduction of the underwriting discount was approximately $3.1 million. The Company did not receive any proceeds from the sale of shares by the selling shareholder.

    The Company granted to certain owners of Common Stock preemptive rights that expired immediately prior to the Company's initial public offering.

    In March 1998, the Company issued 814,332 shares of Common Stock to new and existing stockholders for $3,835,504 or $4.71 per share.

    In December 1997, the Company issued 4,591,570 shares of Common Stock for $21,626,294 or $4.71 per share to new and existing stockholders, including Motorola, Intel and Yahoo! In connection with these transactions, the two largest stockholders agreed to vote their shares so as to elect a second nominee of Motorola to the Board of Directors and the Company issued a warrant to Yahoo! for approximately $600,000 representing the right to purchase 318,472 shares of the Company's Common Stock at a strike price of $4.71 per share or $1,500,000. The warrant is exercisable immediately and expires on December 30, 2000.

    Between September 1996 and May 1997, the Company issued a total of 3,741,360 shares of Common Stock to new and existing stockholders, including Motorola and Intel, for approximately $3.40 per share or $12,712,830. In connection with Motorola's investment in September 1996, the two largest stockholders agreed to vote their shares so as to elect a nominee of Motorola to the Board of Directors. In February 1997, the Company issued a warrant to Intel for $120,000 representing the right to acquire 294,240 shares of the Company's Common Stock at a price of $3.40 per share, or $1,000,416. Under the terms of the warrant, the right to acquire 117,720 shares is exercisable immediately and expires on February 23, 2004. However, the right to acquire the remaining 176,520 shares of the Company's Common Stock at $3.40 per share did not vest and expired on June 30, 1998. In addition, an underwriting fee related to certain of these transactions totaling approximately $365,000 was recorded as a reduction in additional paid-in capital.

    In July 1996, the Company repurchased 240,000 shares of Common Stock from Cameron for $0.67 per share or $160,000 and subsequently resold these shares to new and existing stockholders for $0.67 per share.

    In June 1996, the Company issued 998,160 shares of Common Stock to new and existing stockholders for $536,012 or approximately $0.54 per share.

    Between January and March 1996, the Company issued a total of 6,561,120 shares of Common Stock to new and existing stockholders of the Company for $0.25 per share or $1,640,280.

10.  RELATED PARTY TRANSACTIONS

    A shareholder of the Company loaned the Company $60,120 during 1997. No interest accrued in 1997. The note was formalized in 1998 and accrues interest at 7%. The note and related interest is due on December 31, 1999. The note was settled in stock in conjunction with the merger with Net Road Show (see Note 4).

    The Company and Motorola, a stockholder of the Company, entered into a Negotiation Rights Agreement in September 1996 pursuant to which the Company agreed to offer Motorola a non-exclusive

                               BROADCAST.COM INC.

10.  RELATED PARTY TRANSACTIONS (CONTINUED)
license to certain of its technologies as well as certain rights of notice and first negotiation with Motorola regarding licenses that the Company proposes to grant to other parties. In connection with this agreement, the Company, Motorola, and the two largest stockholders entered into a stockholders agreement pursuant to which Motorola was granted representation rights on the Company's Board of Directors and certain tag-along rights with respect to certain sales of shares by the two largest stockholders after the date of the Offering. Motorola is also a customer of the Company, to which the Company provides business services. These relationships with Motorola have generated revenues for the Company of $406,000 and $10,000 for the twelve months ending December 31, 1998 and 1997, respectively.

11.  SUBSEQUENT EVENTS

    On March 31, 1999 the Company entered into a definitive agreement to be acquired by Yahoo!. Under the terms of the agreement, Yahoo! will issue 0.7722 of a share of Yahoo! common stock for each share of the Company's Common Stock. In addition, all outstanding options of the Company will be converted into Yahoo! options. The acquisition, which will be accounted for as a pooling of interests and is subject tocertain conditions, including regulatory approval and approval by the Company's shareholders, is expected to be completed in the third quarter of 1999.

    In March 1999, a newly formed subsidiary of the Company merged with Net Roadshow, Inc., a provider of Internet initial public offerings and other financial roadshow services (see Note 4).

    In February 1999, the Company announced an agreement with Trimark Holdings, Inc. in which the Company will license Trimark's library of films for distribution over the Internet. Under the terms of the agreement, Trimark will exchange 412,363 of its common stock and the rights to broadcast its films for 45,858 of the Company's Common Stock. This agreement will be accounted for under Statement of Financial Accounting Standards No. 115, "ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES."

    In January 1999, the Company and Softbank Corp., Japan's largest distributor of software and computer technology publications, announced plan to form a joint venture to launch broadcast.com japan. The new company will aggregate and broadcast Japanese language-based audio and video programming to Internet users, and will also sell the Company's Internet and intranet broadcasting services to business customers in Japan. The joint venture will be accounted for using the equity method of accounting as the Company owns 40% of the joint venture. The Company's investment was funded by a note payable to Softbank Corp.